Exhibit 99.6
NEWS RELEASE
Citizens, Inc. Declares Stock Dividend
Dow Jones & Company, Inc. — December 1, 2005
AUSTIN, Texas, December 1, 2005 — Citizens, Inc. (NYSE: CIA), announced the declaration of a 7% common stock dividend payable December 31, 2005, to holders of record of its Class A and Class B common stock as of December 15, 2005. The dividend will result in the issuance of approximately 2.5 million shares of the Company’s Class A common stock. Over the past seven years, Citizens has issued stock dividends to shareholders that have averaged 7% per year.
About Citizens, Inc.
Citizens, Inc., parent of the Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies.
Citizens is included in the Russell 2000(R) Index, which measures the performance of the largest companies, based on market capitalization, in the U.S. stock market. Citizens’ stock closed at $5.32 on November 30, 2005.
Additional information is available at the Company’s web site: http://www.citizensinc.com
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2004 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
For further information contact:
Joel H. Mathis, Vice President
Public Relations and Investor Relations
Phone: 512-837-7100
Fax: 512-836-9334
SOURCE Citizens, Inc.

/CONTACT: Joel H. Mathis, Vice President Public Relations and Investor
Relations of Citizens, Inc., +1-512-837-7100, or fax, +1-512-836-9334
/Web site: http://www.citizensinc.com
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